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                                                                    Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Apogee Enterprises, Inc.:

     We consent to the use of our report dated April 8, 1998, except as to Note 6 for which the date is May 22, 1998, relating to the consolidated balance sheets of Apogee Enterprises, Inc. and subsidiaries as of February 28, 1998 and March 1, 1997, and the related consolidated results of operations, statements of shareholders' equity and statements of cash flows for each of the years in the three-year period ended February 28, 1998, which report is included in the annual report on Form 10-K of Apogee Enterprises, Inc.

                                       /s/  KPMG Peat Marwick LLP

Minneapolis, Minnesota
June 30, 1998